EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the use of our report dated April 1, 2002, on the financial statements of Vital Living, Inc. as of December 31, 2001 and for the period from inception (January 22, 2001) through December 31, 2001 appearing in the Annual Report on Form 10-KSB/A as of December 31, 2002 of Vital Living, Inc. to be filed with the U.S Securities and Exchange Commission.

/s/   Weaver & Martin, LLC

     Kansas City, Missouri

     August 14, 2003